EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Managers and Members
Max Media Properties LLC:

     We consent to the incorporation by reference in the registration statement on Form S-3/A (No. 333-12255) of Sinclair Broadcast Group, Inc. of our report dated February 18, 1998, with respect to the consolidated balance sheets of Max Media Properties LLC and its limited partnerships as of December 31, 1997 and 1996, and the related consolidated statement of operations, members' capital and cash flows for the years then ended, which report appears in the Form 8-K/A of Sinclair Broadcast Group, Inc. dated December 2, 1997, filed on April 8, 1998 and incorporated by reference in the registration statement. We also consent to the reference to our firm under the heading "Experts" in the registration statement on Form S-3/A.

                                        KPMG Peat Marwick LLP

Norfolk, Virginia
April 24, 1998